Exhibit 10.18

AMENDED PRIVATE LABEL PRODUCT SUPPLY AGREEMENT

THIS AMENDED PRIVATE LABEL PRODUCT SUPPLY AGREEMENT (“Agreement”), is made as of the 14th day of September, 2004, replacing and superseding the initial PRIVATE LABEL PRODUCT SUPPLY AGREEMENT made as of December 22, 2003, by and between Hill-Rom Company, Inc. (hereinafter referred to as “Hill-Rom”), an Indiana corporation with an office located at 4349 Corporate Road, Charleston, South Carolina, 29405 and Span-America Medical Systems, Inc., a South Carolina corporation (hereinafter referred to as “Seller”) with its place of business located at Greenville, South Carolina, 29606. This amended Agreement replaces and supersedes the initial Agreement entered on December 22, 2003.

WITNESSETH

WHEREAS, SELLER desires to sell its full line of non-powered CFT mattress products specially manufactured as Hill-Rom private label products to Hill-Rom from time to time, and Hill-Rom desires to purchase such Products from Seller.

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth herein, Hill-Rom and Seller agree as follows:

1.  Purpose

The purpose of this Agreement is to set forth the terms which will be applicable to the sale of Products to Hill-Rom by Seller. The “Products” shall be Seller’s line of non-powered CFT mattress products each of which is listed on Exhibit A in their standard, off-shelf configuration and also private labeled for Hill-Rom and modified to specifications agreed upon and included in this Agreement as set forth in Exhibit A. Except for the exclusive rights granted or otherwise available under this Agreement, each party shall continue to compete in the marketplace, however, notwithstanding the foregoing, except as specifically stated in this Agreement neither party is granted a license under this Agreement to any intellectual property right of the other party.

2.  Purchase Orders

All purchases made under this Agreement shall be with purchase orders. The purchase order shall identify which of the Products are being ordered and as to each such Product the quantity, shipment destination, and method of shipment and desired date of delivery. The terms of sale provided in this Agreement and the quantity, shipping destination, method of shipment and delivery dates contained in any purchase orders accepted by Seller shall apply to the sale of Products pursuant to this Agreement. No additional or contrary terms printed on any purchase order, invoice, packing slip, acknowledgement or other similar document exchanged by the parties shall apply unless specifically accepted in a writing signed by both parties. Whether the purchase order refers to this Agreement or not, the terms of this Agreement shall be a part of each purchase order. Seller may accept or reject orders from Hill-Rom. No order shall be binding on Seller until accepted by Seller in writing. In the event that any person or entity claims that any of the Products infringe intellectual property rights of others, Seller shall have the right in its sole discretion to cancel any orders from Hill-Rom pertaining to the allegedly infringing products without incurring any liability to Hill-Rom in respect to those orders. In such case, Seller shall use commercially reasonable efforts either to obtain for Hill-Rom the right to continue to sell the Product or Products that allegedly infringe the intellectual property rights of the third person or to modify the Product or Products so that they become non-infringing.

3.  Term and Termination

A.
This Agreement commenced on December 15, 2003 (“Effective Date”), and shall continue in full force and effect for an initial thirty-nine month term and additional one year renewal terms unless otherwise terminated or canceled in accordance with the terms of this Agreement. Six months prior to the end of the initial term (to terminate upon the conclusion of the initial term) or at any time following the end of the initial term (to terminate any additional term), either party may terminate this Agreement upon not less than one hundred eighty (180) days advance written notice of termination.

B.
If either party shall, at any time during the term of this Agreement, materially breach any obligation hereunder and such breach shall not be cured within thirty (30) days after written notice from the non-breaching party specifying the nature of the breach, the non-breaching party may terminate this Agreement immediately.

C.	Seller shall not be required to fill any purchase order from Hill-Rom that has a delivery date falling after the termination of this Agreement.

D.
The obligations of sections 8. Warranties, 9. Indemnification, 10. Patent and Intellectual Property Indemnification, 12. Intellectual Property Rights, 13. Confidential Information, 14. Claims and Indemnification Procedure Rejection or Revocation of Acceptance and Limitations on Remedies, 18. Assignment, Successors, and No Third-Party 19. Equitable Remedies, 20. Notices, 21. Headings Entire Agreement, 22. Governing Law: Venue, 23. Severability, 24. Public Announcements, and 25. Modification and Waiver shall survive the termination of this Agreement.

4.  Payment, Price, Exclusivity, Territory, and New Products

A.
Payment. For goods purchased Hill-Rom shall pay Seller in full within thirty (30) days of the date of Seller’s invoice. Hill-Rom shall be entitled to a one percent (1%) discount for payments made within ten (10) days of the date of Seller’s invoice. Payment shall be made by check to the address reflected on the invoice, unless Seller gives written notice specifying a different payment address. Late payments shall be subject to interest at the rate of one percent (1%) per month.

B.
Pricing and Incentives. Seller represents that the prices charged for the Products are as favorable as those offered to other customers of Seller for substantially comparable products, whether or not such products are private labeled. In addition to the foregoing, Seller agrees to provide a volume incentive rebate to Hill-Rom for its Net Invoice Sales, as defined below, of Products during each Contract Year as follows:

i.	[price term redacted and confidential treatment requested]

ii.	[price term redacted and confidential treatment requested]

iii.	[price term redacted and confidential treatment requested]

[price term redacted and confidential treatment requested]

“Net Invoice Sales” means, for any specified time period, the amount invoiced for sales of the Products to Hill-Rom under this Agreement less purchases of evaluation/demonstration units and any credits and adjustments for returned goods during such time period.

“Contract Year” means the fifteen month period beginning on January 1, 2004, and each successive twelve month period after that initial fifteen month period. The first Contract Year begins on January 1, 2004 and ends March 31, 2005. Thereafter each Contract Year shall begin on April 1 and end on the following March 31.

C.	Purchase Price. The initial prices for the Products shall be as specified in Exhibit A and shall remain firm until April 1, 2005. Thereafter Seller shall set the price for Products based on then existing market conditions and trends, provided, however, that price increases shall not exceed [price term redacted and confidential treatment requested] per year. Additionally, Seller shall seek to reduce the prices through continuing cost control and productivity improvements.

D.	Exclusivity

i.
 Hill-Rom exclusivity. While this Agreement is in effect, Seller will not sell private label versions of the Products except for export to locations outside of the Territory or provide for non-powered CFT Products any of the features that are marked as being exclusive to Hill-Rom on Exhibit A to any purchaser other than Hill-Rom except that Seller may sell certain exclusive features to other purchasers as replacement parts as indicated on Exhibit A. In the event that Hill-Rom meets the Net Invoice Sales requirements specified in this paragraph for purchases of Products in regard to a Contract Year, Seller will grant Hill-Rom the exclusive rights provided in this section (in addition to any exclusive rights that Hill-Rom may have independently as a result of patents) for the following Contract Year. The Net Invoice Sales requirements are as follows: Contract Year one, [price term redacted and confidential treatment requested]; Contract Year two, [price term redacted and confidential treatment requested]; Contract Year three, [price term redacted and confidential treatment requested]; amounts for subsequent Contract Years to be agreed to by the parties at least 190 days prior to the beginning of those Contract Years. If the Net Invoice Sales of Product under this Agreement by Hill-Rom in a Contract Year meet or exceed the above requirement, then during the next Contract Year, as long as Hill-Rom complies with its other obligations under this Agreement, Seller will not sell the Products to any purchaser in the Territory other than Hill-Rom, except for export to locations outside of the Territory.

ii.
Seller exclusivity. During the term of this Agreement, in any Contract Year in which Hill-Rom has received the exclusive rights provided for in the foregoing paragraph 4(D)(i), Hill-Rom will obtain all of its requirements for non-powered self adjusting technology products from Seller. Despite this exclusivity requirement, Hill-Rom may use non-powered self adjusting technology products developed by Hill-Rom or any affiliated company (“Internal Alternative Products”), if Hill-Rom (a) gives Seller twelve months advance written notice of its election to use Internal Alternative Products and (b) releases Seller from its exclusivity obligations to Hill Rom under this Agreement. The term “affiliated company” shall be defined as a corporation, at least fifty-percent of the voting stock of which is owned by Hill-Rom or a Hill-Rom parent company.

iii.
Notwithstanding anything to the contrary in preceding Section 4Di., and provided that Hill-Rom owns valid patents protecting aspects of the VersaCare CFT Mattress, Seller shall not sell any version of the VersaCare CFT Mattress to any purchaser other than Hill-Rom, even in the event that Hill-Rom fails to meet the Net Invoice Sales requirements set forth in Section 4Di.

E.
Territory Limits. Hill-Rom agrees that the Products purchased under this Agreement will be sold only within the Territory, as defined in Exhibit B attached hereto, to buyers who intend to use them within the Territory. Hill-Rom agrees that it will not, without Seller’s specific written consent, sell or make any Products available to any buyer when, based on the information reasonably available to Hi1l-Rom, the sale or transfer of Products is likely to result in the sale or use of the Products outside of the Territory.

F.
Territory Expansion. In the event that Seller determines to explore the possibility of selling the Products outside of the Territory, Seller will notify Hill-Rom and the parties will negotiate in good faith the possibility of expanding the Territory.

G.
New Products. In the event Seller develops a new product that is an improvement to any of the Products or is a line extension of a Product developed for compatibility with a Hill-Rom bed frame (a “Minor Enhancement”) or a new CFT product modality (e.g. upgradeable to powered surfaces or other significant functional change), (a “Major Enhancement”) Seller shall not appoint any distributor for the new product within the Territory without giving Hill-Rom notice of the product and offering to permit Hill-Rom to add the new product to the line of Products that Hill-Rom purchases under this Agreement at prices specified by Seller which shall be no less favorable than those available to any other distributor of Seller’s new products. If Hill-Rom accepts Seller’s offer within sixty (60) days of receipt of the notice, the new product shall be added to Exhibit A and listed as a new product. Purchases of any Minor Enhancement Products added to Exhibit A shall be applied to the existing minimum Net Invoice Sales requirements for exclusivity and volume incentives. Major Enhancement Product purchases shall not count toward existing minimums for exclusivity or volume discounts. The parties shall negotiate in good faith any new minimums for exclusivity and volume discounts applicable to Major Enhancement Products, but Hill-Rom shall not be deemed to have any exclusivity for Major Enhancements unless such new minimums and/or volume discounts have been agreed to in writing signed by both parties and met by Hill-Rom. Further, in the event Hill-Rom has exclusive rights in the Territory, such rights shall extend to any new Minor Enhancement Products added to this Agreement.

5.  Taxes

A.	Where Seller is required to pay or collect sales, use, or other applicable taxes (except for taxes based on Seller’s income), the amount shall be added to the invoice as a separate item.

B.
Seller shall be responsible for paying all social security, unemployment compensation, withholding taxes and other applicable taxes regarding Seller’s employees, facilities and raw materials for providing Products hereunder or applicable to Seller’s income hereunder and shall not invoice such taxes to Hill-Rom.

6.  Shipments/Delivery Scheduling

A.
Hill-Rom will provide Seller a non-binding annual forecast of its requirements of Products. If the purchase order is used to provide forecasts then on the face of the purchase order, the term “Blanket Order” shall be written. Purchase Orders bearing the term Blanket Order shall be for forecast and planning purposes only and not a commitment to purchase any quantity.

B.	Hill-Rom may, at its election, specify the carrier for delivery of Products to be used by Seller.

C.	All shipments shall be made F.O.B. Shipping point.

D.
Hill-Rom may cancel a purchase order or scheduled shipment at anytime prior to shipment by Seller. Hill-Rom shall incur no liability to Seller for any cancellation where notice is given to Seller at least thirty (30) days in advance of the scheduled delivery date. Hill-Rom’s liability to Seller for cancellation with less than thirty (30) days notice before the delivery date shall be limited to Seller’s unavoidable direct costs associated with returning any components or materials it cannot use for Hill-Rom or its other customers and its direct costs for finished Products except where such Products can be included in orders for later shipment to Hill-Rom.

7.  Quality; Product Modifications

A.
Hill-Rom has audited Seller and has confirmed that Seller has a formal ISO based Quality System. Seller shall maintain a formal ISO based Quality System or acceptable score on Hill-Rom Quality System Audit. Minimum acceptable score on Hill-Rom audit is 95% with active Corrective Action Preventive Action (CAPA) agreed to or in place for all other elements.

B.
Hill-Rom shall have the right from time to time, after reasonable notice and agreement by Seller to a date, to audit, inspect and/or verify (collectively, an “Audit”) on a confidential basis the (a) records kept by Seller pertaining to the quality of the Products sold in connection with this Agreement, and/or (b) Products produced by Seller for Hill-Rom, as well as the production processes, facilities and quality systems pertaining to the Products at Seller’s regular place of business or other applicable location(s) at all reasonable times, including during the period Hill-Rom Products are manufactured. Hill-Rom will provide Seller with at least three (3) days-advance notice of such Audit(s). In the event, that the specified date is unsuitable to Seller, the date for the Audit will be postponed by not more than ten (10) business days to a date mutually agreeable to Seller and Hill-Rom.

C.
If Seller is not in compliance with any of Hill-Rom’s quality systems or production processes, then Hill-Rom shall notify Seller of such non-compliance and allow Seller to correct the non-compliance. If Seller has not corrected the non-compliance as soon as reasonably possible, but in any case within thirty (30) days from the time Seller is notified by Hill-Rom, then Hill-Rom, at its option, may terminate this Agreement without further notice as may otherwise be required under Section 3 of this Agreement.

D.	Hill-Rom has reviewed and accepted Seller’s proposed labeling for the Products. Seller reserves the right to change labels to reflect any requirement of law, any change in the Product or the manufacturing process, or any need for protection of intellectual property or other proprietary rights as provided in Section 7.E., otherwise, no changes shall be made in the labeling without agreement of both Seller and Hill-Rom. Seller shall notify Hill-Rom not less than sixty (60) days in advance of Seller’s intention to make any material modifications to the Products, labeling for the Products, the manufacturing process or the manufacturing location, unless Seller determines that earlier modification is necessary or advisable due to the requirements of applicable law, in which case Seller shall provide Hill-Rom with notice of such modification as soon as reasonably practicable. Seller shall not modify any Hill-Rom specification without the prior written approval of Hill-Rom, unless such modification is necessary or advisable due to requirements of applicable law, in which case such change shall be made without such approval of Hill-Rom and Seller shall provide Hill-Rom with notice of such modification as soon as reasonably practicable.

E.
Hill-Rom agrees to mark Products and all commercial packaging used with the Products with pertinent intellectual property markings, such as corresponding patent, trademark, and/or copyright markings and notices, as from time-to-time instructed by Seller.

F.
Seller’s manufacture of the private label Products for Hill-Rom, including any agreed upon modifications to Seller’s standard off-the-shelf products, shall include any testing, including verification testing, to assure that the Products meet the Specifications and to comply with applicable FDA regulations. Seller agrees to maintain all required Device History Records and a Device Master Record, as those terms are defined in 21 CFR Part 820.

8.  Warranties and Representations; Sales and Marketing Support

A.
Subject to the limitations and requirements set forth in Section 14, Seller warrants that all Products supplied to Hill-Rom shall conform to the specifications included in Exhibit A, which have been prepared jointly by the parties, and shall be free from defects in material and workmanship for a period which shall be the lesser of five (5) years from the date the Products are delivered by Hill-Rom to its customer or sixty-six (66) months after delivery to and acceptance by Hill-Rom. Seller warrants that it is transferring good title to all Products. Seller specifically disclaims any and all other warranties, expressed, implied, or statutory, written or oral, including but not limited to, warranties of merchantability or fitness for a particular purpose.

B.
If any of Seller’s operations or affiliated entities, or its first tier subcontractors’ or first tier suppliers’ operations or affiliated entities are located within a Non-exempt Country, it shall comply with the international workplace standards put forth by Social Accountability International in its policy statement, Social Accountability 8000 (“SA 8000”) and any amendment or supplement thereto; and Hill-Rom’s representatives shall have the right to verify conformity with the requirements of SA 8000.

C.
Seller agrees to make available equivalent replacement parts for each particular Product sold under this Agreement for not less than ten (10) years following the last date of sale of that particular Product. During the term of this Agreement, unique replacement parts for Hill-Rom private label Products shall be sold only to Hill-Rom, except as expressly permitted in Exhibit A. Seller also agrees to provide sales and marketing support for the Products described more fully in Exhibit C. Hill-Rom agrees to the restrictions on its use of Seller’s trademarks as described more fully in Exhibit C.

D.	Hill-Rom agrees that, except with Seller’s express written consent, it will not make any modifications to the Products after they are shipped by Seller.

9. Indemnification

A.
Subject to the limitations and requirements set forth in this Agreement, Seller (i) shall indemnify Hill-Rom and save it harmless from losses resulting from damage to Hill-Rom property (other than damage to Products) and (ii) shall indemnify Hill-Rom, its employees and agents and save them harmless from all claims and judgments for injury or death to persons or property damage (other than damage to Products) (including reasonable costs of litigation and attorney’s fees) made or obtained against Hill-Rom, its employee, or agent, as the case may be, by third persons, including Hill-Rom’s and Seller’s employees and agents, based on injuries to person or property to the extent, in each of clause (i) and (ii) above, that they arise from Seller’s design of the Product(s), method of manufacture and assembly of Products purchased by Hill-Rom, the adequacy of any warnings on any labels prepared by Seller, the failure of any Product purchased by Hill-Rom under this Agreement to comply with the regulations of the U.S. Food and Drug Administration (“FDA”) or other applicable governmental entity within the United States of America or Canada, the negligence or intentional wrongful acts or omissions of Seller, or the presence of Seller’s employees, and/or agents on Hill-Rom’s premises in connection with the performance by Seller of its obligations under this Agreement, but the Seller will not be responsible for any claims, loss, damage or injury, including death, to the extent caused by or arising from improper use of the Products; the negligence or intentional wrongful acts or omissions of Hill-Rom, its agents or its employees; any modifications to the off-shelf Products or product labeling expressly requested or approved by Hill-Rom or any of its agents or employees; from any invention or technology owned by Hill-Rom and supplied by Hill-Rom; or from the design of any Product feature designed by Hill-Rom.

B.	Subject to the limitations and requirements set forth in this Agreement, Hill-Rom (i) shall indemnify Seller and save it harmless from losses resulting from damage to Seller’s property and (ii) shall indemnify Seller, its employees and agents and save them harmless from all claims and judgments for injury or death to persons or property damage (including reasonable costs of litigation and attorney’s fees) made or obtained against Seller, its employee or agent, as the case may be, by third persons, including Hill-Rom’s and Seller’s employees and agents, based on injuries to person or property, to the extent, in each of clause (i) and (ii) above, that they arise from any modification of the Products by Hill-Rom made without Seller’s express written consent, any change in any label by Hill-Rom not approved by Seller, the design of any Product feature designed by Hill-Rom, any technology or invention owned by Hill-Rom and supplied by Hill-Rom to Seller, the negligence or intentional wrongful acts or omissions of Hill-Rom, or the presence of Hill-Rom’s employees, and/or agents on Seller’s premises in connection with the performance by Hill-Rom of its obligations under this Agreement, but Hill-Rom will not be responsible for any claims, loss, damage or injury, including death, to the extent caused by or arising from: Seller’s design of the Product(s), method of manufacture and assembly of Products purchased by Hill-Rom, the adequacy of any warnings on any labels prepared by Seller, or the failure of any Product purchased by Hill-Rom under this Agreement to comply with the regulations of the U.S. Food and Drug Administration (“FDA”) or other applicable governmental entity within the United States of America or Canada, or the negligence or intentional wrongful acts or omissions of Seller, its agents or its employees.

10. Patent and Intellectual Property Indemnification

A.
Subject to the limitations and requirements contained in this Agreement, Seller shall indemnify and save harmless Hill-Rom, its successors, assigns, customers or users of the Products, from and against all loss, liability and damage, including costs and expenses, resulting from any claim that the manufacture, use, sale or resale of any Products (except the VersaCare CFT Mattress) supplied under this Agreement infringe any patent or patent rights, copyrights, trade secrets or other intellectual property rights and Seller shall, when notified, defend any action or claim of such infringement at its own expense. This indemnity shall not apply to any claim of infringement arising from any Products or labeling modified at the express direction of Hill-Rom, or modified by anyone other than Seller without Seller’s express written approval, to the extent the claim of infringement is based on the modifications. Nor shall this indemnity apply to any claim of infringement arising from the use, sale or resale of any products outside of the United States and Canada.

B.
Subject to the limitations and requirements contained in this Agreement, Seller shall indemnify and save harmless Hill-Rom, its successors, assigns, customers or users of VersaCare CFT Mattress purchased under this Agreement, from and against all loss, liability and damage, including costs and expenses, resulting from any claim that the manufacture, use, sale or resale of the Key Technology embodied in any VersaCare CFT Mattresses supplied under this Agreement infringes any patent or patent rights, copyrights, trade secrets or other intellectual property rights and Seller shall, when notified, defend any action or claim of such infringement at its own expense. This indemnity shall not apply to any claim of infringement arising in whole or in part from any invention, design, idea or technology provided by Hill-Rom, any aspect of any Product designed by Hill-Rom, any Product or labeling modified at the express direction of Hill-Rom, or modified by anyone other than Seller without Seller’s express written approval, to the extent the claim of infringement is based on the modifications. Nor shall this indemnity apply to any claim of infringement arising from the use, sale or resale of any products outside of the United States of America, and Canada. The Key Technology means Seller’s non-powered self adjusting technology for equalizing pressure over the surface of a body and CFT Developments (defined herein).

11. Insurance

Seller shall maintain insurance as described below during the duration of the Agreement. In the event of completed operations, insurance must be maintained for a period of not less than 12 months from the date of termination.

Evidence of insurance shall be provided to Hill-Rom on Certificate(s) of Insurance before any Products are delivered or services are performed.

A.
Comprehensive General Liability - Insurance shall include products/completed operations liability, contractual liability, personal injury liability and broad form property damage coverage with limits of at least $5,000,000 per occurrence and $7,000,000 aggregate combined single limit. Certificates of Insurance shall stipulate: “Hill-Rom, Inc. has been made an additional insured under this policy with respect to all products, operations or services provided or performed under contract or purchase order.”

B.	Statutory Workers’ Compensation and Employer’s Liability - Certificate of insurance must evidence coverage in the State in which the work is being performed and must evidence a limit of liability for Employers Liability (Coverage B) of not less than $250,000 per accident.

C.
Atomobile Liability Insurance - To be supplied if Seller will bring vehicles onto Hill-Rom’s premises. Insurance shall cover any owned, non-owned or hired vehicles with limits of at least $500,000 per occurrence combined single limit bodily injury and property damage.

D.	Primary - Insurance evidenced above shall be primary and not entitled to contribution from any insurance maintained by Hill-Rom, Inc.

E.
Cancellation - The Certificate of Insurance shall state that the above policies shall not be canceled, nor reduced in coverage, until after thirty (30) days written notice of such cancellation or reduction shall have been mailed to the Certificate holder.

F.	Neither failure of Seller to comply with any or all of the insurance provisions of this Agreement, nor the failure to secure endorsements on the policies as may be necessary to, carry out the terms and provisions of this Agreement shall be construed to limit or relieve Seller from any of its obligations under this Agreement, including the insurance provisions.

12. Intellectual Property Rights

A.	SELLER’S INTELLECTUAL PROPERTY. Except as specifically provided below in respect to the VersaCare CFT Mattress, Hill-Rom shall have no right to or claim under any of Seller’s existing or subsequently developed intellectual property including, without limitation, any patents, trademarks, service marks, copyrights, and trade secrets, except to the extent required for the marketing and sale by Hill-Rom in the Territory of the Products purchased from Seller under this Agreement.

B.	HILL-ROM’S INTELLECTUAL PROPERTY. Except as specifically provided below in respect to the VersaCare CFT Mattress, Seller shall have no right to or claim under any of Hill-Rom’s existing or subsequently developed intellectual property including, without limitation, any patents, trademarks, service marks, copyrights, and trade secrets.

C.	NO JOINT DEVELOPMENT ACTIVITIES.
(i) Seller and Hill-Rom will not enter into any joint development activities during the term of this Agreement except as may be agreed to in a separate writing signed by the parties or in section D below with respect to the VersaCare CFT Mattress;

(ii)
Seller shall own the rights to the force concentrator plastic strips developed for use with the Hill-Rom bed exit system prior to the execution of this Agreement, notwithstanding the contribution by Hill-Rom, if any, to its development;

(iii)
Hill-Rom shall own the rights to the “enhanced calf” feature (a feature exclusive to Hill-Rom) and the foam force concentrator strips developed for use with the Hill-Rom bed exit system, each developed prior to the execution of this Agreement, notwithstanding the contribution by Seller, if any, to their development;

(iv)
Except as may otherwise be expressly agreed in writing, neither Seller nor Hill-Rom acquires any rights in the inventions or other intellectual property of the other created prior to the execution of this Agreement including, without limitation, any such invention or other intellectual property pertaining to those features designated as exclusive to Hill-Rom in Exhibit A.

D.  INTELLECTUAL PROPERTY DEVELOPED IN RESPECT TO THE VERSACARE CFT MATTRESS.

   i.         Owner of Inventions

Hill-Rom and Seller may engage in joint development activities in respect to the VersaCare CFT Mattress. The Owner of Inventions (defined below) by either party shall be established as follows:

a.  For Inventions relating to the bed frame, to the interface between the mattress and the bed frame, to the shape of the mattress so that it is compatible with the bed frame or with an extending or retracting foot section of the bed frame, or to the positioning or interconnection of mattress components so that they fit to the space allotted by the bed frame (“VersaCare CFT Mattress Frame Developments”), the term “Owner” shall mean Hill-Rom and the term “Other Party” shall mean Seller;

b.  For Inventions relating to non-powered self adjusting technology for equalizing pressure over the surface of the body (“CFT Developments”), the term “Owner” shall mean Seller and the term “Other Party” shall mean Hill-Rom; and

c.  For Inventions that are neither VersaCare CFT Mattress Frame Developments nor CFT Developments (“Other Developments”), the term “Owner” shall mean Hill-Rom and “Other Party” shall mean Seller.

     ii.        VersaCare CFT Mattress Inventions.

An “Invention” shall mean any discovery, concept, or idea, whether patentable or not including, but not limited to, apparatus, processes, methods, compositions of matter, techniques, and formulae, as well as improvements thereof or know-how related thereto, developed by one party in the course of and in connection with the development of the VersaCare CFT Mattress after the date that the VersaCare CFT Mattress was added to Exhibit A, disclosed by that party in writing to the other party for use in the VersaCare CFT Mattress, and not previously known to the party receiving the written disclosure, Decisions as to whether to disclose information that may be pertinent to the VersaCare CFT Mattress shall be in the sole discretion of a party.

    iii.        Duties of Other Party in respect to VersaCare CFT Mattress Inventions.

An Invention shall become and remain the exclusive property of Owner, whether patentable or not, and the Other Party will, without royalty or any additional consideration:

a.
assign to Owner all of the Other Party’s rights, title, and interests in and to such Inventions, any applications for United States and foreign Letters Patent, any United States and foreign Letters Patent, and any renewals thereof granted upon such Inventions;

b.	assist Owner or its nominees, at the expense of Owner, to obtain such United States and foreign Letters Patent for such Inventions as Owner may elect; and

c.	execute, acknowledge, and deliver to Owner at Owner’s expense such written documents and instruments, and do such other acts at Owner’s expense, such as giving testimony in support of the Other Party’s inventorship, as may be reasonably necessary to obtain and maintain United States and foreign Letters Patent upon such Inventions and to vest the entire rights and title thereto in Owner and to confirm the complete ownership by Owner of such Inventions, patent applications, and patents.

iv.
LICENSE TO OTHER DEVELOPMENTS. Hill-Rom grants to Seller a non-exclusive, non-transferable (except as specified in this section), paid-up, perpetual, right and license to manufacture, use, offer for sale, sell, display, modify and distribute, internally and externally the Other Developments for any purpose. Upon Hill-Rom’s prior written consent which shall not be unreasonably withheld, delayed or conditioned, Seller shall have (i) the right to transfer this license to any purchaser of substantially all the assets involved in the production of the VersaCare CFT Mattress and (ii) the right to sublicense to third party contractors who produce items for Seller.

13. Confidential Information

A.
During the course of this Agreement one party (the “Disclosing Party”) may disclose to the other party (the “Receiving Party”) information about the Disclosing Party’s business including without limitation, product specifications, drawings, manufacturing processes, business plans, marketing information and customer information (“Confidential Information”). Disclosure may be oral or written. The Receiving Party agrees that during the term of this Agreement and for a period of five (5) years from the date of termination of this Agreement it shall not make any use of the Disclosing Party’s Confidential Information except as necessary to perform this Agreement and shall not disclose the Disclosing Party’s Confidential Information to any third party, except as required by law or except for disclosures on a confidential basis to its accountants, attorneys, and financial advisors, and shall make disclosure only to its own employees who agree to maintain in confidence such Confidential Information consistent with this provision and have a business need to know in order for the Receiving Party to perform its obligations under this Agreement. In the event the Receiving Party is required to disclose Confidential Information in response to valid legal process, the Receiving Party agrees to immediately notify the Disclosing Party and assist the Disclosing Party in obtaining a protective order or other appropriate protection for the Confidential Information prior to disclosure.

B.	Confidential Information shall not include information in the possession of the Receiving Party in the event of any of the following:

	i.	The Receiving Party was in receipt of the information at the time of disclosure by the Disclosing Party without obligation of confidentiality, as clearly documented by the Receiving Party’s business records;

	ii.	The Receiving Party obtains the information from a third party free to disclose the information without obligation of confidentiality; or

	iii.	The information is disclosed to the public without breach of the obligations of this Agreement.

C.	Seller and Hill-Rom each agrees that disclosure by the Receiving Party of Confidential Information of the Disclosing Party in violation of this Agreement would cause irreparable harm to the Disclosing Party and that the Disclosing Party shall be entitled to injunctive or other equitable relief without a further showing of irreparable harm in addition to any other remedy available to the Disclosing Party at law.

D.	The terms and conditions of this Agreement are considered to be Confidential Information and shall not be disclosed by either party, other than to confirm and promote the relationship established by this Agreement, except as required by law and on a confidential basis to their attorneys, accountants and financial advisors, without the prior written consent of the other party, which shall not be withheld or delayed unreasonably.

E.	Upon the termination of this Agreement each party, at the request of the other party, shall return to the other party all Confidential Information received from that party in any form including without limitation any memoranda or other form of data containing any such Confidential Information, and any and all copies, prints, and negatives.

14. Claims and Indemnification Procedure Rejection or Revocation of Acceptance and Limitations on Remedies

A.	Limitation of remedy for breach of warranty. Hill-Rom’s sole and exclusive remedy for breach of the warranty set forth in Section 8 above shall be the replacement at the facility of Hill-Rom of the goods or defective components involved or, at Sellers option, the refund or credit to Hill-Rom of an amount equal to the amount paid by Hill-Rom for the defective goods including shipping costs to the initial destination of the goods. In the event of a voluntary or mandatory recall (including any field modification or inventory withdrawal) of any Product in the United States of America or Canada that does not result from the negligent or otherwise wrongful acts or omissions of Hill-Rom, in addition to replacing or repairing defective goods or components, Seller shall either (at Seller’s option) (a) install the replacement goods or components or (b) reimburse Hill-Rom for the expenses reasonably incurred by Hill-Rom in connection with installing the replacement goods or components. Seller shall be obligated to make refunds or replacements only if Hill-Rom or the end-user customer (a) promptly notifies Seller in writing of the defect, or non-conformity and states the basis for Hill-Rom’s determination of a defect or non-conformity and (b) complies with Seller’s reasonable written instructions as to return of good in the event that Seller elects to request that the goods involved be returned.

B.	Except for the Intellectual Property Indemnity, in no event, including but not limited to cases of claims of negligence or strict liability, shall either party be liable to the other for lost profits, lost sales, punitive, indirect, incidental, special or consequential damages. Except as to claims of indemnity made according to Section 14 of this Agreement, in no event, including without limitation cases of claims of negligence or strict liability, shall Seller be liable for damages in excess of the purchase price, and shipping costs of the goods claimed to be defective.

C.	Indemnification Procedure.

i.
In order to be entitled to indemnity under this Agreement, the party that believes that it is entitled to indemnity (“Indemnified Party”) from the other party (“Indemnifying Party”), must promptly give written notice to the Indemnifying Party of the basis of any claim for indemnity stating the nature and the basis of the claim as well as the amount, to the extent that it is known. The Indemnifying Party shall not be obligated to provide indemnity except for claims as to which it receives notice prior to two years after the date on which this Agreement terminates.

ii.
Third Party Claims. In order to be entitled to indemnity from claims asserted by third parties, an Indemnified Party must follow the procedures of this section with respect to claims resulting from the assertion of liability by persons or entities not parties to this Agreement, including claims by governmental authorities for penalties, fines or assessments.

a.
The Indemnified Party shall give prompt written notice to the Indemnifying Party of any assertion of liability by a third party which might give rise to a claim by the Indemnified Party against the Indemnifying Party based on the indemnity agreements contained in this Agreement, stating the nature and basis of the assertion and the amount thereof to the extent known.

b.
In the event that any action, suit or proceeding (“Legal Action”) is brought against an Indemnified Party with respect to which the Indemnifying Party may have liability under this Agreement, the Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Legal Action with counsel of its choice and such defense shall include all appeals or reviews which counsel for the Indemnifying Party shall deem appropriate.

c.
The Indemnified Party shall make available to the Indemnifying Party and its attorneys and accountants, for review and copying, all of its books and records relating to such Legal Action (except those which are subject to privilege or other restrictions on disclosure) and the parties agree to render to each other such assistance as may reasonably be requested in order to facilitate the proper and adequate defense of any such Legal Action.

d.
The Indemnifying Party shall be permitted to effect any settlement of any claim without the written consent of the Indemnified Party, except to the extent that the settlement (i) requires any payment or other action or agreement to refrain from acting on the part of the Indemnified Party, (ii) materially and adversely affects the business or business prospects of the Indemnified Party (iii) involves an injunction or other equitable relief against the Indemnified Party or its assets, employees or business, or (iv) requires an admission of liability by the Indemnified Party, whether or not such admission is or is not admissible in any concurrent or subsequent criminal or civil Legal Action. In any case described in any of clauses (i), (ii) or (iii) of the preceding sentence, the Indemnifying Party may effect any settlement of the claim with the consent of the Indemnified Party, which consent shall not be unreasonably withheld. In any case described in clause (iv), the Indemnifying Party shall not propose any such admission without the express written consent of the Indemnified Party, which consent may be withheld in the sole reasonable discretion of the Indemnified Party.

e.
In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

f.
Reporting of infringement and enforcement of rights. If Hill-Rom becomes aware of any infringement by a third party of the intellectual property right of Seller, Hill-Rom will promptly notify Seller in writing of its discovery of potential infringement and shall provide to Seller any information Hill-Rom has in support of such belief. Seller shall have the sole right, but not the obligation, to institute such action as it deems appropriate to obtain a declaration of Seller’s intellectual property rights and/or to terminate the infringement through negotiation, litigation and/or alternative dispute resolution means, at its sole discretion and at its sole cost. Seller shall have the right to select and to control counsel in any action initiated by Seller. Hill-Rom shall lend its name to the action or join as a party in any such action, and provide assistance as may be reasonably necessary to conduct the action; Seller shall reimburse Hill-Rom its reasonable out-of-pocket costs for rendering such assistance. Seller has the right to settle such action at its sole discretion.

iii.
Limitations on Indemnity. For all Products, except in respect to third party claims for personal injury, in no event shall Seller’s cumulative obligation to indemnify (including the cost to Seller of providing a defense) exceed the total of the purchase price received by Seller from Hill-Rom for Products purchased by Hill-Rom under this Agreement.

15.  Force Majeure

No party will be liable for any failure of performance (other than Hill-Rom’s obligation to make timely payment for Product shipped to Hill-Rom under this Agreement) resulting from any cause not within its reasonable control including, but not limited to, fire, strikes, lockouts, riot, insurrection, war, accidents to plant or equipment, process failure, mechanical failure, failure of usual source of supply, act of God, acts of the public domain, shortage of transportation equipment, or any acts of government whatever; provided, however, that the obligations of the parties hereunder shall be suspended only during the period of such delay occasioned by the occurrence of any such event covered by this paragraph. In the event that the obligations of one party are suspended due to force majeure for over ninety (90) days, the other party may cancel this agreement on written notice. Prompt notice to the other party of the reliance by one party on the provision of this paragraph must be made as soon as possible after the occurrence of any such event and must specify the full particulars of the event relied on.

16.  Compliance with Laws

Seller agrees that it will comply fully with all applicable federal, state and local laws, rules, regulations and orders of the governing authorities within the United States of America and Canada pertaining to the production and sale of the Products ordered, including but not limited to, the requirements of the EPA, OSHA, FDA, FLSA, provisions of the Equal Opportunity Clause of Executive Orders 11246 and 11375, small business, small Disadvantaged and Woman-Owned Small Business Concerns and Affirmative Action provisions. In the event any state or federal governmental action is initiated or investigation is conducted alleging that this Agreement violates the antitrust laws of the United States or any of the various states, either party may terminate this Agreement forthwith upon thirty (30) days written notice and such termination shall not constitute a breach of this Agreement.

17.  Minority Subcontractors and Vendors

Seller is encouraged to utilize small, disadvantaged, minority and women-owned subcontractors and vendors (as defined by applicable State or Federal law) among its sources of supply in the performance of this Agreement. Seller has disclosed to Hill-Rom that Seller currently meets the Small Business Association small vendor requirements.

18.  Assignment, Successors, and no Third-Party Rights

Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of any heirs, legal representatives, successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

19.  Equitable Remedies

The parties acknowledge that the breach of their respective duties under Sections 9 (Indemnification), 10 (Patent and Intellectual Property Indemnification), 12 (Intellectual Property Rights), 13 (Confidential Information) and/or 18 (Assignment) would cause significant harm to the other party. Therefore, non-breaching party will be entitled to equitable relief including injunctive relief and specific performance, upon application to a court of competent jurisdiction without posting bond or making any showing other than a breach by the other party by a preponderance of the evidence.

20.  Notices

Unless otherwise provided herein, all notices, demands, consents, waivers and other communications that are required by this Agreement to be in writing will be deemed to have been properly given (a) if delivered by hand, effective upon receipt, (b) if sent by certified or registered mail, postage prepaid, return receipt requested, effective five (5) business days after mailing, or (c) if sent by a nationally recognized overnight delivery service, effective upon receipt, in each case to the appropriate addresses set forth below, or to such other addresses as a party may designate by written notice to the other parties:

To Hill-Rom: 4349 Corporate Road Charleston, SC 29405 Attention: Commodity Specialist To Seller: Span-America Medical Systems, Inc. Attn: President 70 Commerce Center Greenville, SC 29615
With a required copy to:

1069 State Route 46
East Batesville, IN 47006
Attention: General Counsel

With a required copy to:

Wyche Burgess Freeman & Parham, P.A.
c/o Mr. James M. Shoemaker
P. O. Box 728
Greenville, SC 29602

21.  Headings; Entire Agreement

The headings in this Agreement are provided for convenience of reference only, and are not an integral part of this Agreement and will not affect its construction or interpretation. This Agreement, together with its Exhibits and all purchase orders, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes and cancels all previous written or oral understandings, agreements, negotiations, commitments, or any other writings or communications with respect to such subject matter. Each party acknowledges that it places no reliance on any such previous written or oral writings, understandings, negotiations, commitments, agreements, or communications.

22.       Governing Law; Venue

This Agreement shall be construed as an agreement made in the State of South Carolina and shall be governed and construed in accordance with the laws of the State of South Carolina without regard to conflicts of laws principles. The parties expressly consent to the exclusive jurisdiction of the state and federal courts of South Carolina for any action arising under this Agreement. Any actions or proceedings with respect to any matters, arising under or growing out of this Agreement or the performance of this agreement, shall be instituted and prosecuted only in state or federal courts located in the state of South Carolina. The provisions of the United Nations Convention for the International Sale of Goods shall not apply to this Agreement

23.       Severability.

The Provisions of this Agreement shall be severable, and if any provision of this Agreement shall be held or declared to be illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other provision hereof, and the remainder of this Agreement, disregarding such invalid portion, shall continue in full force and effect as though such void provision had not been contained herein.

24.  Public Announcements

Except to the extent that a press release or public statement is required by law, the parties will consult with each another before issuing any press releases or otherwise making any public statements with respect to this agreement or the transactions contemplated hereby and neither of them will issue any such press release or make any such public statement without the written consent of the other which shall not be withheld or delayed unreasonably. If written objection is not provided within seven (7) calendar days of receipt of the request for consent, consent shall be deemed to be granted. Notwithstanding the foregoing, neither consultation nor permission is required for any press release or public statement by either party relating to this agreement or the transactions contemplated hereby if the identity of the other party cannot be discerned from the press release or public statement or circumstances surrounding the release.

25.       Modification Waiver
This Agreement may not be amended except by a written agreement executed by all of the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver unless expressly so stated in writing. No waiver shall be implied from conduct or a failure to enforce rights or delay in enforcing rights. No waiver shall be binding unless executed in writing by the party making the waiver.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

SPAN-AMERICA MEDICAL SYSTEMS, INC.

BY: /s/ James D. Ferguson TITLE: President/CEO DATE: 9-15-04

EXHIBIT A

PRODUCT DESCRIPTION/CONFIGURATION

[Specifications and price terms redacted and confidential treatment requested]

EXHIBIT B - TERRITORY

For all Products other than the VersaCare CFT Mattress, “Territory” as use in this Agreement shall mean the geographic territory of:

(1) The United States of America and its territories and possessions; and

(2) Canada, including all provinces and territories.

In respect to the VersaCare CFT Mattress, “Territory” as used in this Agreement shall mean the entire world.

EXHIBIT C
SALES AND MARKETING SUPPORT

1.
To the extend that the services of Laurie Rappl are available to Seller and can reasonably and practicably be made available to Hill-Rom, Seller agrees to make available Laurie Rappl for sales support at no additional charge to Hill-Rom for a period of twelve months from the date Hill-Rom first ships one or more Products to a customer in the Territory. Such sales support shall include attendance at trade shows and major customer sales calls.

2.
To the extent that Seller has prepared sales and marketing materials for the Products, Seller agrees to make those materials available to Hill-Rom in camera ready form (or in electronic/digital form.) These materials shall include, without limitation, product descriptions, product photographs, clinical studies, benchmarking and engineering data, and the like.

3.
 Hill-Rom agrees that it will not use any trademark of Seller except with the prior written approval of Seller and that it will not attempt to register any trademark of the Seller anywhere in the world, nor take any actions adverse to Seller’s trademark rights anywhere in the world. The trademarks of Seller include “CFT” (federally registered), “PRESSUREGUARD” (federally registered) and “CONSTANT FORCE TECHNOLOGY” (unregistered) owned by Seller, and/or formatives and confusingly similar variations of these marks. Hill-Rom further agrees that any use of Seller’s marks by Hill-Rom will inure to the benefit of Seller.